Exhibit 99.B(g)(3)

SCHEDULE A

TO THE CUSTODIAN AGREEMENT

DATED AS OF AUGUST 23, 2011,

AS AMENDED OCTOBER 26, 2016, JUNE 26, 2018, SEPTEMBER 25, 2020 AND MARCH 14, 2022

BETWEEN

ADVISER MANAGED TRUST

AND

BROWN BROTHERS HARRIMAN & CO.

Tactical Offensive Equity Fund

Tactical Offensive Core Fixed Income Fund

Diversified Equity Fund

Core Fixed Income Fund

Enhanced Fixed Income Fund

ADVISER MANAGED TRUST		BROWN BROTHERS HARRIMAN & CO.

By:	/s/ Stephen MacRae	By:	/s/ Elizabeth E. Prickett

Name:	Stephen MacRae	Name:	Elizabeth E. Prickett

Position:	Vice President	Position:	Managing Director